Exhibit 10.8

NOTE PURCHASE AGREEMENT

Made and effective as of the 15th day of November, 2023 (the “Effective Date”),

BETWEEN:

BOREALIS FOODS INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the “Corporation”)

- AND -

Aman Murat Baikadamuly, resident of the Republic of Kazakhstan individual identification number 930519300095 (the “Purchaser”)

WHEREAS the Corporation as of February 23, 2023 entered into a Business Combination Agreement (the “Definitive Agreement”) with Oxus Acquisition Corp. (“Oxus”) pursuant to which the Corporation shall, through a series of transactions carried out in accordance with the terms and conditions of the Definitive Agreement, amalgamate with Oxus, with the amalgamated entity being a public company, the shares of which shall be traded on the Nasdaq Stock Market LLC (such amalgamated entity referred to herein as the “Public Company”).

WHEREAS the Corporation desires to complete a financing for its corporate purposes through the issuance of convertible promissory notes, the issuance of which is provided for by this Note Purchase Agreement (“Purchase Agreement”), and the Corporation is duly authorized to create and issue the Note on the terms and conditions set forth herein.

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Purchase Agreement and in the Note, including the recitals to this Purchase Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words shall have the following meanings, namely:

“affiliate” has the meaning given in Section 1(1) of the Business Corporations Act (Ontario); “Ancillary Documents” has the meaning set forth in Section 6.1;

“Business Day” means a day which is not a Saturday or Sunday or a civic or statutory holiday in Ontario;

“Canadian Pension Plan” means any “pension plan” that is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Change of Control” means:

(i) the purchase or acquisition by any Person or group of Persons acting jointly or in concert, of voting control of an aggregate of 50% or more of the outstanding equity of the Corporation;

(ii) the sale or other transfer of all or substantially all of the consolidated assets of the Corporation; or

(iii) the completion by the Corporation of an amalgamation, arrangement, merger or other consolidation or combination involving the Corporation such that shareholders of the Corporation prior to such amalgamation, arrangement, merger or other consolidation would not beneficially own, or exercise control or direction over, voting securities of the Corporation carrying the right to cast more than 50% of the votes attaching to all voting securities, or immediately following such an event, the directors of the Corporation do not constitute a majority of the board of directors (or equivalent) of the successor or continuing corporation or entity immediately following such event;

“Closing” has the meaning set forth in Section 2.2;

“Company Value” means USD $150,000,000;

“Constating Documents” has the meaning set forth in Section 6.2(a);

“Conversion Notice” means a notice in the form attached hereto as Schedule “B”;

“Conversion Securities” has the meaning set forth in Section 6.3;

“Date of Conversion” has the meaning set forth in Section 4.1(e);

“Debt” means all obligations, liabilities and indebtedness of the Corporation and its Subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of the Corporation as indebtedness for borrowed money of the Corporation and its Subsidiaries;

“Default” means an event that, with the passage of time would result an Event of Default; “Definitive Agreement” has the meaning given to it in the recitals hereto;

“director” means a director of the Corporation for the time being and “directors” or “board of directors” or “board” means the board of directors of the Corporation or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Corporation for the time being, and reference to action by the directors means action by the directors of the Corporation as a board or action by the said executive committee as such committee;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Employee Stock Option Plan” means the Corporation’s Employee Stock Option Plan established January 6, 2022;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect;

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Corporation or any of its Subsidiaries under section 414 of the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time;

“ERISA Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA (other than a multiemployer plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Corporation or any of its Subsidiaries or any ERISA Affiliate or with respect to which the Corporation or any of its Subsidiaries or any ERISA Affiliate may have any liability;

“Event of Default” means any event specified in Section 7.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act;

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Purchase Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Food Safety Laws” means all laws, constitutions, treaties, statutes, codes, orders, decrees, rules, regulations, by-laws and ordinances relating in whole or in part to food safety and the manufacture, sale, packaging, labelling, import, export and distribution of food products.

“GAAP” means generally accepted accounting principles in Canada, as adopted and modified (if applicable) by CPA Canada (or any successor thereto), applied on a consistent basis, which are in effect from time to time;

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy Code (United States), together with any other similar statutes (including corporate statutes) in Canada or any other applicable jurisdiction in which the Corporation, any of its Subsidiaries operates.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Insolvency Proceeding” is any proceeding by or against any Person under any Insolvency Legislation, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest” means the amount accrued on the balance of the Principal Amount indicated in the Note from time to time outstanding at the Interest Rate;

“Interest Rate” means ten percent (10%) per annum;

“Issuer Party” has the meaning set forth in Section 7.1(g);

“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, right of distress, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Material Adverse Change” means the occurrence of an event which has a material adverse effect on (i) the financial condition of Corporation and its Subsidiaries taken as a whole, (ii) the Corporation’s ability to perform its obligations under this Purchase Agreement or the Note or the validity or enforceability of a material provision of this Purchase Agreement or the Note or (iii) the property, business, operations or liabilities of the Corporation and the Subsidiaries taken as a whole;

“Material Contracts” means, collectively:

(i) the Credit Agreement dated August 10, 2023 among the Corporation and Frontwell Capital Partners Inc., as amended, restated, supplemented or otherwise modified from time to time;

(ii) each Shareholder Debt Document;

(iii) material customer contracts, broker agreements and distribution agreements;

(iv) the Definitive Agreement;

(v) material real estate documents; and

(vi) any new contract or agreement with monthly revenue greater than $100,000 or involving a liability or expenditure greater than $100,000, and any other contacts or agreements which, if breached or terminated, could reasonably be expected to result in a Material Adverse Change.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Maturity Date” means June 8, 2024;

“Non-Canadian Pension Plan” means any “pension plan”, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside of Canada by the Corporation or any of its Subsidiaries primarily for the benefit of employees thereof residing outside of Canada, which is subject to statutory funding requirements in advance of the payment of pension benefits thereunder, and which plan is not subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction;

“Note” means, the USD $2,000,000 convertible promissory note to be issued by the Corporation hereunder on the Closing Date;

“Pension Plan” means a Canadian Pension Plan or a Non-Canadian Pension Plan.

“Permitted Debt” means, collectively (i) all Debt incurred hereunder and under the Notes, (ii) all Debt identified in Schedule 6.7 (including any Debt owing to Frontwell Capital Partners);

“Permitted Lien” means, in respect of the Corporation and any of its Subsidiaries:

(i) encumbrances for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of the relevant Person in accordance with GAAP;

(ii) construction, mechanics’, carriers’, warehousemen’s and materialmen’s liens and liens in respect of vacation pay, workers’ compensation, employment insurance or similar statutory obligations, provided the obligations secured by such liens are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of the relevant Person, and, in the case of construction liens, which have not yet been filed or for which the relevant Person has not received written notice of a Lien or which singly or in the aggregate do not materially detract from the value of the asset concerned or the Holder’s security;

(iii) encumbrances arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of relevant Person in accordance with GAAP, execution thereon has been stayed and continues to be stayed and such Lien do not result in an Event of Default;

(iv) good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(v) deposits to secure statutory obligations or in connection with any matter giving rise to a Lien described in (ii) above;

(vi) deposits of cash or securities in connection with any appeal, review or contestation of any Lien or any matter giving rise to a Lien described in (i) or (iii) above;

(vii) zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially affect the value of such property nor impair the use of such property by the relevant Person in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(viii) security given by the relevant Person to a public utility or any governmental authority, when required by such utility or governmental authority in connection with the operations of the relevant Person, in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the relevant Person;

(ix) any other Lien which the Purchaser approves in writing as a Permitted Lien subsequent to the date hereof; and

(x) Liens listed in Schedule 5.17, and provided that in no event shall any assets or property of the Company or any Subsidiary thereof be subject to such security interests or mortgages.

“Person” includes an individual, corporation, company, partnership (whether general or limited), association or trust;

“Principal” has the meaning set forth in Section 2.5(a);

“Public Company” has the meaning given to it in the recitals hereto;

“Qualifying Transaction” means closing of transactions as described in Section 2.08 of the Definitive Agreement;

“Recall” means any voluntary or involuntary attempt or instruction to return any product of the Corporation or its Subsidiaries’ business to the control of Corporation or its Subsidiaries, or to otherwise recall, retrieve, withdraw, remove, stop, or limit the distribution of any such product, or to encourage or direct the disposal, destruction, or non-use of any such product, due to a known or potential safety risk associated with the consumption of the product, or the potential violation of Food Safety Laws;

“Securities” means common shares in the capital of the Public Company;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Shareholder Debt Documents” means, collectively, each of the note purchase agreements described in Schedule 6.7 and the notes issued thereunder in favor, directly or indirectly, of a shareholder of the Corporation;

“Shareholders Agreement” means the Shareholders’ Agreement among the Corporation and the shareholders of the Corporation dated October 1, 2019, as amended, restated, supplemented or otherwise modified from time to time;

“Shares” means the Class A Common Shares, Class B Common Shares, Class C Common Shares, Class D Common Shares, Class E Common Shares, Class F Common Shares, Class G Common Shares, Class H Common Shares, Class I Common Shares and Class J Common Shares in the capital of the Corporation;

“Spot Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day);

“Subsidiary” means any Person of which more than 50% of the outstanding voting shares or other equity interests (pertaining to the right to appoint or to elect Persons to the board, committee or group who determine the management and policy of such Person) is owned or controlled, directly or indirectly, by or for the Corporation and includes any Person in like relation to a Subsidiary;

“Taxes” means all taxes of any kind or nature whatsoever including income taxes, capital taxes, minimum taxes, levies, imposts, stamp taxes, royalties, duties, charges to tax, value added taxes, commodity taxes, goods and services taxes, and all fees, deductions, compulsory loans, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future by any governmental or quasi-governmental authority of or within any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon and any instalments in respect thereof;

“this Purchase Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Purchase Agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“Valuation Cap” means USD $120,000,000.00;

“Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement applicable to employees resident in Canada, the United States or any other jurisdiction in which the Corporation or any of its Subsidiaries operates.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

“Withholding Amount” has the meaning set forth in Section 2.7; and

“written direction of the Corporation” means an instrument in writing signed by one of the Chief Executive Officer, the President or the Chairman and also by one of any other officer of the Corporation.

1.2	Special Accounting Provisions

For the purposes of this Purchase Agreement and in respect of the Note and the determinations required to be made under any of the covenants herein contained which relate to the Note and the definitions set forth in Section 1.1, the following shall apply:

(a)	whenever any conversion of Canadian currency or of any other currency into United States currency or vice versa is required herein, such conversion shall, unless otherwise provided herein, be determined as of a date not more than ten days prior to the date when such conversion is required to be made, and shall, unless otherwise provided herein, be made at the Spot Rate;

(b)	all determinations shall be made in accordance with GAAP and shall give effect to retirements of securities to be effected concurrently with or prior to any proposed action; and

(c)	all determinations made hereunder shall be conclusive and binding for all purposes of this Purchase Agreement.

1.3	Interpretation

In this Purchase Agreement:

(a)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(b)	all references to Articles and Schedules refer, unless otherwise specified, to Articles of and Schedules to this Purchase Agreement;

(c)	all references to Sections refer, unless otherwise specified, to sections, subsections or clauses of this Purchase Agreement and reference to subsections or clauses refer to paragraphs in the same section as the reference or to clauses in the same subsection as the reference; and

(d)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

1.4	Headings, Etc.

The division of this Purchase Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Purchase Agreement or of the Note.

1.5	Day not a Business Day

In the event that any day on or before which any action required to be taken hereunder is not a Business Day, then, unless otherwise expressed, such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

1.6	Applicable Law

This Purchase Agreement and the Note shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as Ontario contracts.

1.7	Monetary References

All references to currency herein and in the Note shall be to lawful money of the United States of America, unless otherwise expressed.

1.8	Invalidity, Etc.

Any provision hereof which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof.

1.9	Language

This document is drawn up in English at the express wish of the parties. C’est le volanté expresse des parties que cette entente soit redigée en anglais.

1.10	Successors and Assigns

This Purchase Agreement shall enure to the benefit of and be binding upon the Corporation and the Purchaser and their respective successors and assigns, including for certainty in the case of the Corporation, the Public Company.

1.11	Schedules

Schedule “A” – Form of Note

Schedule “B” – Form of Conversion Notice

Schedule 5.17 – Permitted Liens

Schedule 6.6 – Share Capital

Schedule 6.7 – Debt

Schedule 6.8 – Material Contracts

Schedule 6.10 – Employee Matters

Schedule 6.22 – Non-Arm’s Length Transactions

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 2
NOTE AND NOTE ISSUANCE

2.1	Note Issuance.

The Corporation has authorized the issuance and sale of the Note in the principal amount of USD $2,000,000, such Note to be issued at the Closing.

2.2	Purchase and Sale of Note.

Subject to satisfaction of the conditions precedent set forth in Section 3.1, the Corporation agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Purchase Agreement, the Purchaser agrees to purchase from the Corporation, the Note. The purchase by and sale to the Purchaser the Note shall take place at a closing (the “Closing”) to be held electronically or at the offices of the Corporation, after this Purchase Agreement is executed or such other date and at such time as may be mutually agreed upon by the Corporation and the Purchaser. At the Closing, the Corporation will issue and deliver the Note to the Purchaser, which Note shall be dated as of the date of this Purchase Agreement, against payment of the purchase price thereof by wire transfer, or other means of immediately available funds, such payment shall be referred as completed after the funds are released from the bank account of the Purchaser. The Purchaser shall make the payment within 15 calendar days after the Note is issued and delivered to the Purchaser.

2.3	Use of Proceeds

The Corporation shall use the proceeds of the Note for working capital and operations-related capital expenditures, and the Purchaser is entitled to review and examine the use of proceeds by the Corporation any time while the Principal and accrued Interest is outstanding.

2.4	Note Attributes

Each Note shall be in the form attached hereto as Schedule “A”. For certainty, any replacement note issued pursuant to Section 9.3 hereof shall (i) be in the form attached here as Schedule “A”, as amended to give effect to the reduction to the Principal Amount (as defined therein), and (ii) from and after the issuance thereof, be deemed to be a “Note” referred to herein for the purposes of this Purchase Agreement.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

2.5	Repayment of Principal and Interest

(a)	Principal

Subject to the provisions of this Purchase Agreement, the principal amount (the “Principal”) of the Note outstanding on the day prior to the Maturity Date shall be repaid to the Purchaser in full on the Maturity Date. In addition, all accrued and unpaid Interest on the principal obligations and all fees and other amounts due and payable hereunder shall be paid to the Purchaser on the Maturity Date.

(b)	Interest

The parties hereto agree that Interest shall accrue and be calculated on the Principal of each Note at the Interest Rate from its date of issuance, up to and including the date of repayment or conversion thereof. All such accrued Interest will be:

(i)	paid in cash on the date on which such Note is repaid if such Note is repaid in cash pursuant to the terms hereof; or

(ii)	converted into Securities on the Date of Conversion.

Interest shall accrue on any overdue amounts at the Interest Rate, both before and after demand and before and after default, judgment and execution from the date thereof until payment in full of all amounts owing to the Purchaser hereunder and under the Note have been paid in accordance with the terms of this Purchase Agreement.

(c)	Prepayment

The Corporation shall not make any optional prepayment of Principal or Interest.

2.6	Interest

(a)	Interest on Conversion

Where the Principal is converted to Securities pursuant to the terms hereof, any Interest payable in connection with the Note shall also be converted to Securities, subject to Section 2.7 below.

(b)	Per annum

Unless otherwise stated, wherever in this Purchase Agreement or the Note reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated using the nominal rate method, and not the effective rate method, of calculation and the basis of a 12 month period of 365 days or 366 days, as the case may be.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

2.7	Withholding Taxes

(a)	All payments to be made by or on behalf of the Corporation pursuant hereunder (including the Conversion) or under the Notes are to be made without set-off, deduction, compensation or counterclaim and free and clear of and without deduction or withholding for or on account of any Taxes (which for greater certainty does not include Taxes on the overall income or capital of the Purchaser), except for the deduction of such Taxes as required by applicable laws. If required by applicable laws, the Corporation shall be entitled to deduct or withhold from any amounts payable to the Purchaser, such amount as is required to be deducted or withheld in respect of any Taxes with respect to the payment (a “Withholding Amount”). The Corporation shall duly remit any Withholding Amount to the appropriate governmental authority within the applicable time limits under applicable law. As soon as practicable after the remittance of such Withholding Amount to a governmental authority, the Corporation will deliver to the Purchaser the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

(b)	If the Corporation deducts or withholds any Withholding Amount (including any Withholding Amount in respect of a Conversion of the Notes as set forth under Article 4), the Corporation shall promptly pay to the Purchaser, in the currency in which such Withholding Amount was paid in accordance with Section 2.7(b) was made, an additional amount as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made (“Additional Amount”), together with the relevant receipt addressed to the Purchaser. For the avoidance of doubt, on a Conversion of the Notes as set forth under Article 4, the Corporation shall pay the Withholding Amount applicable in respect of such Conversion, if any, to the applicable governmental authority, shall reduce the number of Securities issuable to the Purchaser by that number of Securities equivalent in value to the Withholding Amount in respect of that Purchaser, and shall pay any applicable Additional Amount in respect of such Conversion to the Purchaser in accordance with Section 2.7(b).

(c)	The Corporation will indemnify the Purchaser, within 10 days after demand therefor, for the full amount of any Taxes payable or paid by the Purchaser or required to be withheld or deducted from a payment to such Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority (for greater certainty, without duplication for additional amounts paid under Section 2.7(b).

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(d)	The Purchaser shall, at such times as are reasonably requested by the Corporation, provide the Corporation with any properly completed and executed documentation prescribed by law, or reasonably requested by the Corporation, certifying as to any entitlement of the Purchaser to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to the Purchaser hereunder or under the Note (including any documentation necessary to establish an exemption from, or reduction of, any Taxes that may be imposed under FATCA). The Purchaser shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Corporation updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Corporation of its inability to do so. In addition, the Purchaser, if reasonably requested by the Corporation, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Corporation as will enable the Corporation to determine whether or not the Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject the Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Purchaser.

(e)	If a payment made to the Purchaser hereunder or under the Note would be subject to U.S. federal withholding Tax imposed by FATCA if the Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Purchaser shall deliver to the Corporation at the time or times prescribed by law and at such time or times reasonably requested by the Corporation such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Corporation as may be necessary for the Corporation to comply with their obligations under FATCA and to determine that the Purchaser has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Purchaser Agreement.

ARTICLE 3
CONDITIONS PRECEDENT

3.1	Conditions Precedent to Closing

The obligations of the Purchaser hereunder are subject to the fulfillment or waiver, prior to or concurrently with Closing, of each of the following conditions:

(a)	The Corporation shall have delivered, or caused to be delivered, to the Purchaser duly executed copies of:

(i)	this Purchase Agreement;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(ii)	the Note;

(b)	Each of the representations and warranties of the Corporation contained in Article 6 shall be true and complete in all material respects on and as of the date of the Closing;

(c)	The Corporation shall have obtained or made all approvals, consents, qualifications and filings necessary to complete the purchase and sale described herein.The Corporation shall have delivered to the Purchaser a certificate of good standing in respect of the Corporation, and any Subsidiaries of the Corporation, each dated no more than thirty (30) days prior to the date of Closing.

ARTICLE 4
CONVERSION

4.1	Conversion

(a)	The outstanding Principal and all accrued and unpaid Interest on the Note may be converted into Securities pursuant to the terms set forth in Section 4.1(c) below (each, a “Conversion”).

(b)	Unless otherwise agreed to in writing by the parties, the outstanding Principal and accrued and unpaid Interest on the Note shall automatically be subject to a Conversion into Securities as soon as the Qualifying Transaction occurs as stated in the Plan of Arrangement approved by the Definitive Agreement without any other further action required on the part of the Purchaser and the Note shall be deemed to be surrendered for conversion at such time for purposes of Section 4.1(d).

(c)	Each Conversion under the Note shall be effected in accordance with the following:

(i)	the outstanding Principal and accrued and unpaid interest of the Note to be converted shall be converted in full into such number of Securities equal to the quotient of:

(A)	the product of:

(I)	the aggregate of all of the Principal outstanding and all accrued and unpaid Interest, multiplied by

(II)	an amount equal to Company Value divided by the Valuation Cap, divided by,

(B)	USD $10.00.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(d)	For the purposes hereof, the Note shall be deemed to be surrendered for conversion on the day that the Purchaser delivers the Conversion Notice and the surrendered Note to the Corporation, or if the Note is automatically converted pursuant to Section 4.1(c), the date on which such automatic Conversion occurs in accordance therewith (in each case, the “Date of Conversion”).

(e)	From and after the Date of Conversion, the Purchaser shall be entitled to be entered in the books of the Corporation as the holder of the number of Securities into which the Note is convertible in accordance with the Section 4.1(a), and, as soon as practicable thereafter (and in any event, within five (5) Business Days), the Corporation shall deliver to the Purchaser a certificate or certificates for such Securities. The certificates representing the Securities to be issued upon conversion of the Note shall bear such restrictive or other legends as may be required by applicable laws.

(f)	The Securities issued upon conversion shall rank pari passu in respect of dividends declared in favour of Purchaser on and after the Date of Conversion, from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Securities.

4.2	No Requirement to Issue Fractional Securities

The Corporation shall not be required to issue fractional Securities upon the conversion of the Note and the Purchaser will not be entitled to compensation for any such fractional Securities. If, as a result of any adjustment, the Purchaser would become entitled to a fractional Security, the Purchaser shall have the right to acquire only the adjusted number of full Securities (computed to the nearest whole number with any numbers above one-half being rounded up).

4.3	Adjustments to Securities

If and while the Note is outstanding, there is a reclassification of the Securities or a capital reorganization of Corporation or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other Person or other entity other than the Qualifying Transaction; or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other Person or other entity or a liquidation, dissolution or winding-up of the Corporation, the Purchaser, to the extent that it has not exercised its right of conversion or the conversion has not automatically occurred, as applicable, as provided for in this Section 4.3 prior to the effective time of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Securities then sought to be acquired by it, the kind and number of shares or other securities or property of the Corporation or of the Person or other entity resulting from such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, or to which such sale or conveyance may be made or which holders of Securities receive or are entitled to receive pursuant to such liquidation, dissolution or winding-up, as the case may be, that the Purchaser would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up, if, on the record date or at the effective time thereof, as the case may be, the Purchaser had been the registered holder of the number of Securities sought to be acquired by it and to which it was entitled to acquire upon the exercise of the conversion right. To the extent that the Purchaser has not exercised its right of conversion or the conversion has not automatically occurred, the Corporation shall not effect any such consolidation, amalgamation, arrangement or merger, sale or conveyance or similar transaction unless, before the consummation thereof, the successor Person (if other than the Corporation) resulting from such transaction, shall, contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance or liquidation, dissolution or winding-up, deliver a new convertible promissory note in replacement of the Note which shall provide, to the extent possible, for the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Purchaser to the end that the provisions set forth in this Purchase Agreement and the Note shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares or other securities or property to which the Purchaser is entitled on the exercise of its conversion rights thereafter. The provisions of this Section 4.3 shall similarly apply to successive reorganizations, reclassifications, consolidations amalgamations, arrangements, mergers, sales, conveyances or similar transactions.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 5
COVENANTS

The Corporation hereby covenants and agrees with the Purchaser for the benefit of the Purchaser as follows:

5.1	Payment of Principal and Interest

The Corporation will duly and punctually pay or cause to be paid to the Purchaser the Principal of and Interest accrued on the Note, at the places and in the manner mentioned herein and in the Note, subject to Section 2.7.

5.2	To Carry out this Purchase Agreement

The Corporation will duly and punctually perform and carry out all of the acts or things to be done by it as provided in this Purchase Agreement and the Note.

5.3	Carry on Business

Subject to the express provisions hereof, the Corporation will, and will cause its Subsidiaries to, carry on and conduct their respective businesses in a proper, efficient and business-like manner and diligently use, operate, maintain, repair and replace their respective properties and plants so as to preserve and protect the earnings, incomes, rents and profits thereof, all in accordance with good business practice; provided that nothing herein contained shall prevent the Corporation or any Subsidiary from ceasing to use or operate any particular property if in the opinion of the directors it shall be advisable and in the best interests of the Corporation to do so. Subject to the express provisions hereof, the Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights. The Corporation undertakes to ensure that for so long as any amount is outstanding under this Purchase Agreement the Corporation will not enter into a single transaction or a series of transactions, whether related or not, to transfer or otherwise dispose of all or any part of any of its shares in any of its Subsidiaries or sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets, cash flow or earning power of the Corporation and its Subsidiaries (taken as a whole) to any other third party.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

5.4	Dispositions

The Corporation shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its property, assets or undertaking, except for (i) in the ordinary course of business and (ii) in respect of obsolete or worn-out equipment and (iii) sales of other assets for proceeds not exceeding, in the aggregate, USD $50,000 per annum.

5.5	Taxes

The Corporation will duly file on a timely basis all Tax returns required to be filed by it pay and cause to be paid all Taxes lawfully levied, assessed or imposed upon or in respect of its property or any part thereof or upon the income and profits of the Corporation and of its Subsidiaries as and when the same become due and payable; provided that the Corporation and its Subsidiaries, acting diligently and in good faith, shall be entitled to contest by appropriate proceedings any such Taxes and, upon such contest, may delay or defer payment or discharge thereof.

5.6	Remittances.

The Corporation will make all of the remittances required to be made by it to the applicable federal, provincial or municipal governments and keep such remittances up to date.

5.7	Pension and Welfare Plans

The Corporation shall, and shall cause each of its Subsidiaries to, make all required payments in respect of funding each Pension Plan and Welfare Plan applicable thereto and to otherwise fully comply with all applicable laws governing or affecting such Pension Plans and Welfare Plans.

5.8	Inspection of Property

The Corporation will, and will cause each of its Subsidiaries to, (i) maintain books and records of account in accordance with GAAP and all applicable laws, and (ii) permit representatives of the Purchaser to (A) visit and inspect any property of any of them and to examine and make abstracts from any books and records of any of them at any reasonable time during normal business hours and upon reasonable request and notice, and subject to the Corporation’s health and safety requirements, and at the Corporation’s expense, and (B) discuss the business, property, condition (financial or otherwise) and prospects of the Corporation with their senior officers and (in the presence of such representatives, if any, as it may designate) with its independent chartered accountants.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

5.9	Comply with Law and Maintain Permits

The Corporation will, and will cause each of its Subsidiaries to, comply with applicable laws and obtain and maintain all permits, licenses, consents and approvals necessary to the ownership of its property and to the conduct of its business in each jurisdiction where it carries on business or owns property.

5.10	Transactions with Affiliates.

The Corporation shall not and shall not permit any of its Subsidiaries to enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length or any affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness or transactions between the Corporation and any of its Subsidiaries) unless such transaction is on terms no less favorable to the Corporation than would be obtainable in an arm’s length transaction.

5.11	Material Contracts

The Corporation and each of its Subsidiaries shall observe each term, covenant and agreement contained in the Material Contracts in all material respects.

5.12	Employee Matters

The Corporation shall not, and shall not permit its Subsidiaries to, make any material change in the compensation payable or to become payable to any employee, including any bonuses, wage rates, benefits, severance or termination pay, except as required by applicable law, pursuant to any existing employment agreement as disclosed in writing to the Purchaser. The Corporation shall not, and shall not permit its Subsidiaries to, materially change the benefits to which the employees are entitled under any employee plan or create any materially different employment contract template, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.

5.13	Insurance

The Corporation will, and will cause each of its Subsidiaries to, maintain adequate insurance issued by insurers of recognized standing in respect of its material property, as is customary in the case of businesses of established reputation engaged in the same or similar businesses, and will provide the Purchaser with copies of all insurance policies relating thereto if so requested.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

5.14	Intellectual Property

It shall maintain all of its material Intellectual Property, take all actions necessary to defend such Intellectual Property from adverse claims and abide by the material terms of the agreements governing that Intellectual Property licenced by it.

5.15	Notices

The Corporation will provide the Purchaser with prompt written notice of:

(a)	the occurrence of any Default or Event of Default;

(b)	any new Material Contracts, together with a copy thereof;

(c)	any dispute, notice of termination, proposed amendment or other material information given or received under or in connection with any Material Contract;

(d)	all claims or proceedings pending or, to its knowledge, threatened against it which may give rise to uninsured liability in excess of USD $100,000 or which could result in a Material Adverse Change;

(e)	any allegation or claim made by a third party that the business of the Corporation or its Subsidiaries infringes or misappropriates the Intellectual Property rights of any person;

(f)	any allegation or claim of material deficiency, violation or potential violation of Food Safety Laws, made by a third party, including any governmental authority;

(g)	any product Recall conducted by or on behalf of the Corporation or its Subsidiaries;

(h)	any investigation, inquiry or enforcement proceedings by any governmental authority; and

(i)	any of the representations or warranties hereunder or under any of the Ancillary Documents becoming untrue or incorrect.

5.16	Fundamental Changes

Provide the Purchaser with at least 15 days’ prior written notice, effect any change: (i) of its or any Subsidiaries’ name, (ii) in the jurisdiction of the location of its or any Subsidiaries’ chief executive office or registered office or any material tangible assets, or (iii) to its or any Subsidiaries’ Constating Documents.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

5.17	Debt and Liens

Corporation will in reasonable time and due manner inform the Purchaser of any new liens and debts incurred by the Corporation and/or its Subsidiaries while the Principal and accrued Interest is outstanding.

5.18	No Distributions on Shares During Event of Default

The Corporation shall not declare or pay any dividend to the holders of its issued and outstanding Shares after the occurrence of an Event of Default unless and until such Default shall have been cured or waived or shall have ceased to exist.

5.19	ERISA Plan

None of the Corporation, any of its Subsidiaries or any of its or their ERISA Affiliates operate or administer any ERISA Plan.

5.20	Use of Proceeds

The Corporation shall use the proceeds of the Note solely as permitted by Section 2.3.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CORPORATION

The Corporation represents and warrants to the Purchaser, as follows, each of which representation and warranty is true and correct as of the date hereof and will be true and correct as of the Closing Date.

6.1	Organization, Qualifications and Corporate Power

The Corporation and each of its Subsidiaries is duly incorporated or formed and validly existing and in good standing under the laws of its jurisdiction of formation and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business or assets of the Corporation or such Subsidiary, as applicable. The Corporation and each of its Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted. The Corporation has the corporate power and authority to execute, deliver and perform its obligations under this Purchase Agreement and all other certificates, documents and instruments ancillary hereto (collectively, the “Ancillary Documents”) and to issue, sell and deliver each Note and the Conversion Securities.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.2	Authorization of Agreements; Non-Contravention

(a)	The execution and delivery by the Corporation of this Purchase Agreement and each Note and all Ancillary Documents, the performance by the Corporation of its obligations hereunder and thereunder and the issuance, sale and delivery of each Note and the Conversion Securities have been duly authorized by all requisite corporate action and will not contravene, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel:

(i)	any applicable laws, permits or authorizations applicable to the Corporation or its Subsidiaries;

(ii)	any judgment, decree, order, injunction, award or ruling of any governmental authority or arbitration panel to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries are bound;

(iii)	the articles, bylaws or any other constating document of the Corporation or its Subsidiaries (in each case, its “Constating Documents”);

(iv)	any provision of any Material Contract or any other indenture, mortgage, agreement, contract or instrument to which the Corporation, or any of its properties or assets is bound,

(v)	any government subsidy or incentive;

or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such Material Contract or other indenture, agreement or other instrument, or result in the creation or imposition of any Lien, or claim of any nature whatsoever upon any of the properties or assets of the Corporation.

(b)	None of the issuance, sale or delivery of the Note or the Conversion Securities is subject to any pre-emptive right of shareholders of the Corporation that has not been waived or complied with or to any right of first refusal or other right in favor of any Person that has not been waived or complied with.

6.3	Validity

This Purchase Agreement has been duly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. Each Note, when executed and delivered in accordance with this Purchase Agreement, will constitute the legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms. The Securities issuable upon conversion of the Note (the “Conversion Securities”), when issued, sold and delivered in compliance with the terms and for the consideration expressed in this Purchase Agreement and the Note, will be duly authorized and validly issued, exempt from the registration and prospectus requirements of all applicable securities laws, fully paid and nonassessable. The issuance or sale of the Note or the Conversion Securities will not trigger any anti-dilution adjustments, other than any such adjustments as have been effectively waived in writing prior to the date hereof.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.4	Consents and Approvals

No registration or filing with, or consent or approval of or other action by, any federal, provincial or other governmental agency or instrumentality, or any other third party, is or will be necessary for the valid execution, delivery and performance by the Corporation of this Purchase Agreement or the issuance, sale and delivery of the Note, other than filings pursuant to applicable securities laws (all of which filings have been or will be made by the Corporation) in connection with the sale of the Note, if any. Other than as set forth in Schedule 6.4, no third party has or will have any written or oral agreement, option, warrant, participation right, pre-emptive right, right of first refusal, privilege or any other right, commitment or arrangement of any character, kind or nature whatsoever capable of becoming any of the foregoing which would be contravened by the execution, delivery and performance by the Corporation of this Purchase Agreement or the issuance, sale and delivery of the Note.

6.5	Title

The Corporation and its Subsidiaries have good, valid and marketable beneficial and legal title to their assets, free and clear of any and all Liens and adverse claims created by, through or under the Corporation and its Subsidiaries, other than the Permitted Liens. Other than the Permitted Liens, it has not received notice from any third party claiming an interest in and to any of the assets of the Corporation or any of its Subsidiaries.

6.6	Status of Share Capital

(a) All the outstanding share capital of the Corporation has been duly authorized, is validly issued and is fully paid and non-assessable, and no shares of the share capital of the Corporation or other securities of the Corporation have been issued in violation (i) of any law, treaty, regulation, ordinance, decree, judgment, order or similar requirement made or issued under sovereign or statutory authority and applicable to or binding upon the Corporation, (ii) the Constating Documents or (iii) any pre-emptive right of shareholders of the Corporation or any right of first refusal or other right in favor of any Person that was not waived.

(a)	The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized share capital of the Corporation are as set forth in the Corporation’s Constating Documents, a complete copy of which has been delivered to the Purchaser.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)	There are no unanimous shareholder agreements other than the Shareholders Agreement, a complete copy of which, together with all amendments thereto, has been delivered to the Purchaser.

(c)	Attached hereto as Schedule 6.6 is a true and correct list of all of the authorized, and the issued and outstanding, stock, shares or other equity interests of the Corporation and the record and beneficial owners of such stock, shares or other equity interests, the numbers of any certificate representing such stock, shares or other equity interests, and the number of shares or other equity interests covered by all outstanding options, warrants, subscriptions or purchase rights of any nature in respect of any such stock, shares or other equity interests.

(d)	Except as set forth in Schedule 6.6, (i) no options, warrants, subscriptions or purchase rights of any nature to acquire from the Corporation stock, shares or other equity interests in the capital of the Corporation or are authorized, issued or outstanding, nor is the Corporation obligated in any other manner to issue stock, shares or other equity interests in the capital of the Corporation except as contemplated by this Purchase Agreement; (ii) there are no restrictions on the transfer of shares in the capital of the Corporation other than those imposed by applicable securities laws, the Constating Documents and the Shareholders Agreement and as otherwise contemplated by this Purchase Agreement; (iii) the Corporation is not a party to, and to the best of the Corporation’s knowledge, there are, no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the share capital of the Corporation other than the Shareholders Agreement, and (iv) the Corporation is not a party to, and to the Corporation’s knowledge, there are, no agreements, understandings, trusts or other understandings concerning transfers of the share capital of the Corporation other than the Shareholders Agreement. Notwithstanding the foregoing, the Purchaser understands and agrees that the Corporation may issue additional shares to Corporation’s Employee Stock Option Plan.

6.7	Debt

Schedule 6.7 lists all outstanding Debt of the Corporation and its Subsidiaries. Other than the Debt in favour of Frontwell Capital Partners Inc., Oxus Capital PTE Ltd., Utica Equipment Finance, Belphar LTD., and Saule Algaziyeva, all Debt of the Corporation is owed, directly or indirectly, to shareholders of the Corporation.

6.8	Material Contracts

Schedule 6.8 lists all Material Contracts of the Corporation and its Subsidiaries. The Material Contracts are in full force and effect and were entered into and have been performed in accordance with their terms in all material respects. None of the Corporation or any of its Subsidiaries is in default under, or in breach in any material respect of its obligations contained in, any of the Material Contracts. So far as Corporation is aware, no other party is in default under or in breach any material respect of its obligations contained in, any of the Material Contracts, and no party to a Material Contract has given notice of its intention to terminate, amend or modify a Material Contract.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.9	Welfare and Pension Plans

The Corporation and each of its Subsidiaries has adopted all Welfare Plans required by applicable law and each of such plans has been maintained in compliance with such laws in all material respects including, without limitation, all requirements relating to employee participation, funding, investment of funds, benefits and transactions with the Corporation and its Subsidiaries and persons related to them. Neither the Corporation nor any Subsidiary has a material contingent liability with respect to any post-retirement benefit under a Welfare Plan. Neither the Corporation nor any Subsidiary maintains a Pension Plan.

6.10	ERISA Plans

Neither the Corporation nor any of its Subsidiaries or their respective ERISA Affiliates operates or administers any ERISA Plan.

6.11	Employee Matters

None of the Corporation or any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, except as set forth on Schedule 6.11. No employee of the Corporation or any of its Subsidiaries has been granted the right to continued employment by the Corporation or such Subsidiary or to any material compensation following termination of employment with the Corporation or such Subsidiary. No employee of the Corporation or any Subsidiary, nor any consultant with whom any of them has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, them. The continued employment by the Corporation or its Subsidiary of its respective present employees, and the performance of their respective contracts with its independent contractors, will not result in any such violation, and neither the Corporation nor any of its Subsidiaries has received any notice alleging that such violation has occurred. No officer, key employee or group of employees of the Corporation or its Subsidiaries intends to terminate his, her or their employment with the Corporation or such Subsidiary, as applicable, nor does the Corporation or any its Subsidiaries have a present intention to terminate the employment of any such officer, key employee or group of employees. Each former employee of the Corporation and its Subsidiaries whose employment was terminated thereby has entered into an agreement with the Corporation or Subsidiary providing for the full release of any claims against the Corporation or such Subsidiary, or any related party arising out of such employment.

6.12	Intellectual Property

(a)	The Corporation and its Subsidiaries has sufficient title and ownership of, or licenses to, all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know-how, recipes and formulae, rights relating to social media, logos, domain names, website names and world wide web addresses, information, proprietary rights and processes (collectively, “Intellectual Property”) necessary for its business as now conducted without any violation or infringement of the rights of others.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Schedule 6.12 sets forth a complete list and a description of all Intellectual Property applications and registrations owned by the Corporation and its Subsidiaries. The Corporation and its Subsidiaries own such Intellectual Property free and clear of any Liens (other than Permitted Liens). Such Intellectual Property is subsisting and valid and enforceable, and no action, suit, proceeding, arbitration, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Corporation, is threatened, that (i) challenges the validity, enforceability or ownership of such Intellectual Property or (ii) alleges that the conduct of the business by the Corporation or its Subsidiaries infringes on or otherwise violates any rights relating to Intellectual Property of any other person.

(c)	The Corporation and its Subsidiaries take and have taken commercially reasonable steps to protect, maintain and enforce the Intellectual Property necessary for its business, including in respect of the confidentiality of proprietary information and trade secrets material to the business, such as product recipes. To the knowledge of the Corporation, there has been no unauthorized disclosure of any trade secrets or material proprietary information of the Company or its Subsidiaries.

(d)	To the knowledge of the Corporation, the operation of its business as currently conducted and as proposed to be conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any person. To the knowledge of the Corporation, no person is currently infringing, misappropriating or otherwise violating any of the Corporation or its Subsidiaries’ Intellectual Property or any material Intellectual Property licensed to the Corporation or its Subsidiaries. There have been no pending, or threatened, Intellectual Property claims, proceedings or litigation involving the Corporation.

(e)	The transactions contemplated by this Purchase Agreement and the continued operation of the Corporation and its Subsidiaries’ respective businesses as currently contemplated, will not violate or breach the terms of any Intellectual Property license, or entitle any other party to any such Intellectual Property license to terminate or modify it, or otherwise adversely affect any of the Corporation or its Subsidiaries rights under it.

6.13	Litigation

As of the date of execution of this Purchase Agreement, other than as disclosed in Schedule 6.13, there are no actions (including, without limitation, derivative actions), suits, proceedings or investigations pending and, to the knowledge of the Corporation, there are no proceedings threatened by or against the Corporation or its Subsidiaries at law or in equity in any court or before any other governmental authority which if adversely determined (i) would (alone or in the aggregate) result in a material liability or have a material adverse effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Corporation of this Purchase Agreement and the Note issued hereunder or the transactions contemplated thereby. To the knowledge of the Corporation there are no grounds on which any such proceedings might be commenced with any reasonable likelihood of success.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.14	Compliance with Laws

(a)	Neither the Corporation nor any of its Subsidiaries is in violation of any federal, provincial, state, municipal or other applicable law, regulation or order of any governmental authority, domestic or foreign, which applies to the Corporation, its Subsidiaries or their respective business.

(b)	The Corporation and its Subsidiaries are in compliance with, and have complied with at all times, all Food Safety Laws, including those applicable to current good manufacturing practices, food additives, sanitary transportation, hazard analysis and risk-based preventive controls, supplier verification, protection against the intentional adulteration of food, and food labeling and advertising.

(c)	The Corporation and its Subsidiaries have not received any written notices of deficiency, violation or potential violation with respect to, any Food Safety Laws, other than with respect to normal-course facility audits of governmental authorities where non-material deficiencies, violations or observations may have been noted by the governmental authority and which were subsequently corrected and resolved.

(d)	To the knowledge of the Corporation, the Corporation and its Subsidiaries have not manufactured, sold, packaged, labelled, imported, exported or distributed any food product that is or was “adulterated,” “misbranded,” or otherwise violative within the meaning of any Food Safety Laws, and all such products are and have been in material conformity with all contractual commitments and product warranties.

(e)	No food product manufactured, sold, packaged, labelled, imported, exported or distributed by the Corporation is a novel food within the meaning of applicable Food Safety Laws.

(f)	There has been no Recall of any food product manufactured, sold, packaged, labelled, imported, exported or distributed by the Corporation or its Subsidiaries, and no facts or circumstances exist that could reasonably be expected to result in a Recall, including, without limitation, any violation of Food Safety Laws.

(g)	The Corporation and its Subsidiaries have all material approvals, permits, registrations, and licenses of all Governmental Authorities that are necessary to permit Corporation and its Subsidiaries to carry on their respective businesses in all material respects as currently conducted. All such approvals, permits, registrations, and licenses are in full force and effect. There has been no cancellation, revocation or material violation or material default of any approval, permit, registration, and license, and no proceeding is pending or, to the knowledge of the Corporation, threatened to cancel, revoke or limit any such approval, permit, registration, or license.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.15	Financial Statements

The audited consolidated financial statements of the Corporation for the fiscal year ended 2022 and the unaudited consolidated financial statements of the Corporation, for the periods through January 1, 2023 present fairly in all material respects the consolidated financial position of the Corporation, on a consolidated basis as at the dates indicated and the results of their operations and changes in their financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation, as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis.

6.16	Default

No Default or Event of Default has occurred and is continuing.

6.17	Material Adverse Change

No Material Adverse Change has occurred since the Definitive Agreement has been signed.

6.18	Solvency

None of the Corporation, its Subsidiaries or any of their respective predecessors, where applicable, (a) has committed any act of bankruptcy or initiated or taken steps to initiate any Insolvency Proceeding, (b)(i) is insolvent, (ii) is unable for any reason to unable to meet its obligations as they generally become due, (iii) has ceased paying its current obligations or (iv) is a Person the aggregate of whose property is not, at fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to pay all its obligations due and accruing due, (c) has proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, including pursuant to any Insolvency Legislation, or (d) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property.

6.19	Taxes

The Corporation and its Subsidiaries has filed all federal, provincial, state and other (including foreign) Tax returns which are required to be filed, and, other than as set forth in Schedule 6.19, have paid all Taxes as shown on said returns, as well as all other Taxes to the extent that they have become due, unless being contested in good faith with appropriate reserves. All Tax liabilities of the Corporation and each Subsidiary are adequately provided for on the Corporation’s or Subsidiary’s books, as applicable, including interest and penalties. No Tax liability has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified the Corporation, or any of its Subsidiaries, of any material deficiency in any federal, state and other Tax returns.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.20	Insurance

The Corporation and its Subsidiaries maintains insurance for risks and in amounts customary for prudent companies in the Corporation’s or Subsidiary’s industry and owners of comparable assets with responsible insurers against such risks. Neither Corporation nor any of its Subsidiaries is in default with respect to any of the material provisions contained in any current insurance policy or has failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.

6.21	Liabilities

Neither the Corporation nor its Subsidiaries has any material liabilities and, to the best of its knowledge no material contingent liabilities, not disclosed in the financial statements of the Corporation, except (i) current liabilities incurred in the ordinary course of business to the date of the financial statements, which have not been, either in any individual case or in the aggregate, materially adverse and (ii) liabilities of a type not required by GAAP to be reflected in financial statements.

6.22	Non-Arm’s Length Transactions

All agreements, arrangements or transactions between the Corporation and its Subsidiaries, on the one hand, and any affiliate of or other Person not dealing at arm’s length with the Corporation or its Subsidiaries (other than ordinary course arrangements with any employee, management or director of the Corporation or its Subsidiaries), on the other hand, in existence as of Closing are set forth on Schedule 6.22.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.23	Sanctions and Anti-Money Laundering

(a)	None of the Corporation, nor any of the Corporation’s Subsidiaries, nor any of their respective directors, officers, employees or affiliates nor, to the best of their collective knowledge, any agents or other persons acting on behalf of any of the foregoing,

(i)	is, or is owned or controlled by, a person listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), or any similar list maintained by the United Nations, the European Union or any other U.S. government entity;

(ii)	is, or is owned or controlled by, a person that is the subject of any of the sanctions administered by OFAC, the U.S. Department of State (including, but not limited to, conduct sanctionable under the Iran Sanctions Act or the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010), or any equivalent sanctions or measures imposed by the United Nations, the European Union or any other U.S. government entity (collectively, the “Sanctions”), or has engaged in sanctionable conduct under Sanctions;

(iii)	directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any government (or any sub-division thereof), or any person, entity or project, targeted by, or located in any country that is the subject of Sanctions;

(iv)	directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, government, entity or project; or

(v)	is or ever has been in violation of or subject to an investigation relating to Sanctions.

(b)	The Corporation acknowledges that Canadian federal law and regulations administered by, inter alios, Foreign Affairs and International Trade Canada and the Department of Public Safety Canada (collectively, the “Departments”) prohibit the Corporation from, among other things, engaging in transactions with Persons on the lists created under various federal statutes and regulations (including, but not limited to, the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and under the Criminal Code (Canada)) and blocked Persons and foreign countries and territories subject to Canadian sanctions administered by, inter alios, the Departments (together, the “Canadian Sanctions”). The Corporation represents and warrants that neither it nor any of its directors, officers or affiliates is a Person or is owned or controlled by a Person that is subject to Canadian Sanctions (a “Prohibited Person”) and the Corporation is not acting directly or indirectly on behalf of any Prohibited Person in connection with the transactions contemplated herein.

(c)	The operations of the Corporation are and have at all times been conducted in compliance with all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Corporation (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation with respect to Money Laundering Laws is pending and, to the best of its knowledge, no such actions, suits or proceedings are threatened or contemplated.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.24	Accuracy of Information

All factual information heretofore or contemporaneously furnished by or on behalf of the Corporation to the Purchaser in connection with this Purchase Agreement, the Note or the Qualifying Transaction, was true and accurate in all material respects at the time given and the Corporation is not aware of any omission of any material fact which renders such factual information incomplete or misleading in any material way at the time given.

ARTICLE 7
DEFAULT

7.1	Events of Default

Upon the happening of any one or more of the following events (each an “Event of Default”), namely:

(a)	breach by the Corporation of any representations, warranties or terms and conditions of this Purchase Agreement;

(b)	if the Corporation makes default in payment of the principal or premium, if any, payable on the Note;

(c)	if the Corporation makes default in payment of any Interest due on the Note and if such default continues for a period of ten (10) days when the same becomes due under any provision hereof or of the Note;

(d)	failure to deliver when due certificates representing any Conversion deliverable upon the conversion of the Note within five (5) Business Days after the Date of Conversion;

(e)	this Purchase Agreement shall for any reason, or is claimed by the Corporation to, cease in whole or in any material part to be a legal, valid, binding and enforceable obligation of the Corporation;

(f)	if a decree or order of a court having jurisdiction in the premises is entered adjudging the Corporation, any of its Subsidiaries (collectively, the “Issuer Parties”), a bankrupt or insolvent under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against, or against any substantial part of the property of any Issuer Party, or appointing a receiver of, or of any substantial part of the property of any Issuer Party or ordering the winding-up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 30 days;

(g)	if a resolution is passed for the dissolution, winding-up or liquidation of any Issuer Party, or if any Issuer Party institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or Insolvency Proceedings against it under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, or consents to the filing of any such petition or to the appointment of a receiver of, or of any substantial part of, the property of any Issuer Party or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any of the aforesaid purposes;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(h)	if, after the date of this Purchase Agreement, any proceedings with respect to the Corporation are taken with respect to a compromise or arrangement, with respect to creditors of any Issuer Party generally, under the applicable legislation of any jurisdiction;

(i)	any Issuer Party ceases to operate;

(j)	the occurrence of an event of default under one or more mortgage, bond, indenture, loan agreement or other document evidencing indebtedness of the Corporation or of any its Subsidiaries, which indebtedness has an aggregate outstanding principal amount of USD $100,000 or more, and such default: (i) results in the acceleration of such indebtedness prior to its stated maturity; or (ii) constitutes a failure to make any payment with respect to any such indebtedness when due and payable after expiration of any applicable grace period;

(k)	failure by the Corporation or any of its Subsidiaries to pay one or more final judgment or judgments in an aggregate amount of USD $100,000 or more and which judgments are not paid, discharged or stayed for a period of 30 days;

(l)	the occurrence of any action, suit or proceeding against or affecting the Corporation before any court or before other governmental or regulatory entity which, if successful, could reasonably be expected to result in a Material Adverse Change, unless the action, suit, or proceedings is contested diligently and in good faith and, in circumstances where a lower court or tribunal has rendered a decision adverse to it, the Corporation is appealing such decision, and has provided a reserve in respect thereof in accordance with GAAP;

(m)	a writ of execution or attachment or similar process in respect of any judgment which, together with all other such writs of execution or attachment or similar process is, in the aggregate, in excess of USD $100,000, is issued or levied against all or a substantial portion of the property of the Corporation or of a Subsidiary in connection with any judgment against the said party and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 30 days after its entry, commencement or levy;

(n)	a Change of Control occurs other than as a result of the Qualifying Transaction,

then in each and every such event the Principal of and Interest on the Note then outstanding and all moneys outstanding hereunder shall become immediately due and payable to the Purchaser and the Corporation shall forthwith pay to the Purchaser such Principal, accrued and unpaid Interest and all other moneys outstanding hereunder, together with Interest borne at the Interest Rate on such Principal, Interest and such other moneys from the date of the Event of Default arising until payment is received by the Purchaser.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

The Corporation shall give written notice to the Purchaser immediately upon the Corporation becoming aware of the occurrence of an Event of Default, containing reasonable details of that Event of Default, and shall provide such other information as is reasonably requested in writing by the Purchaser in respect of such Event of Default.

ARTICLE 8
NOTICES

8.1	Notice to Corporation

(a)	Notices to the Corporation shall be in writing and may be delivered:

(i)	Personally by leaving them with the party, or at the offices of the party, to whom they are addressed at that party's address hereinafter given, and notices so served shall be deemed to have been received by the addressee thereof on the day of delivery, unless actually delivered on a day which is not a Business Day or after 5:00 o'clock p.m. on the day of delivery, in which case notice shall be deemed to be received on the next ensuing Business Day;

(ii)	by electronic mail or any other like method by which a message may be sent directly to the party to whom they are to be delivered at that party's address hereinafter given, and notices so sent shall be deemed to have been received by the addressee thereof on the Business Day following the day of transmission; and

(iii)	by mailing them first class (air mail if to or from a country other than Canada) registered post, postage prepaid, to the party to whom they are to be delivered, in which case notices mailed shall be deemed to be received by the addressee thereof on the fifth Business Day following the day of mailing thereof.

(b)	The address of the Corporation shall be as follows:

Borealis Foods Inc.
1540 Cornwall Rd., Suite 104
Oakville, ON
L6J7

Attention: Reza Soltanzadeh, President
E-mail: [*****]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

8.2	Notice to Purchasers

Any notice, direction or other communication to be given under this Purchase Agreement shall be in writing and given by delivering it by personal delivery or courier or sending it by electronic mail and addressed to the addresses set forth above for the Corporation, and to the address for the Purchaser is:

Aman Murat Baikadamuly

Address: _____[*****]__________________________________________________________________

email address: __[*****]_________________________________________________________________

A notice is deemed to be given and received (i) if sent by Personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by electronic mail, on the Business Day following the date of transmission. The Purchaser may change its address for service or agent for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice must be sent to the party at its changed address. Any element of the Purchaser’s address that is not specifically changed in a notice will be assumed not to be changed.

8.3	Change of Address

Any party to this Purchase Agreement may change its address by notice delivered in accordance with this Purchase Agreement.

ARTICLE 9
MISCELLANEOUS

9.1	Finder’s Fee

Other than as disclosed in Schedule 9.1, each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement. The Corporation agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Corporation or any of its officers, employees or representatives is responsible.

9.2	Subordination

The indebtedness evidenced by the Note is hereby expressly subordinated in right of payment to the prior payment in full of all the Corporation’s indebtedness to Frontwell Capital Partners and Belphar Ltd., but all other unsecured indebtedness of the Corporation is ranked pari passu to the right of payment in full of all the Corporation’s indebtedness to the Purchaser. Purchaser agrees to execute a subordination agreement in a form acceptable to Frontwell Capital Partners concurrently with the execution hereof.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

9.3	Replacement of Note

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of the Note, the Corporation will issue a new Note, of identical tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note and the affidavit of the Purchaser setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence of the loss, theft, destruction or mutilation of such Note.

9.4	Expenses

Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Purchase Agreement.

9.5	Amendment

Any term of this Purchase Agreement and the Note may be amended and the observance of any term of this Agreement and the Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and the Purchaser.

9.6	Severability

If the whole or any portion of this Purchase Agreement or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of this Purchase Agreement in question in a fundamental way, the remainder of this Purchase Agreement, or its application to any circumstance other than that to which it has been held invalid or unenforceable, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable law.

9.7	Execution

This Purchase Agreement may be simultaneously executed by electronic signature and in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

9.8	Time is of the Essence

Time shall be of the essence in this Purchase Agreement.

9.9	Entire Agreement

This Purchase Agreement, together with the Note and the Ancillary Documents, constitutes the entire agreement between the Corporation and the Purchaser with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties with respect thereto except as expressly set forth in this Purchase Agreement, the Note and the and the Ancillary Documents.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

CORPORATION:

BOREALIS FOODS INC.

By:	/s/ Reza Soltanzadeh
Reza Soltanzadeh
	Its:	President
	Date:	11/15/2023

PURCHASER:

Aman Murat Baikadamuly

/s/ Aman Murat Baikadamuly
Date:	11/15/2023

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.